Exhibit 99.1

NovaDel Reports Opening of Duromist™ original IND with FDA

Bridgewater, NJ – June 2, 2011 - NovaDel Pharma Inc. (OTC BB: NVDL), a specialty pharmaceutical company that develops oral spray formulations of marketed pharmaceutical products, today reported opening an original Investigational New Drug (IND) application with the United States Food and Drug Administration (FDA) for its lead development program Duromist™, its sildenafil oral spray product for the treatment of erectile dysfunction (ED).

Erectile Dysfunction Market

Treatment of erectile dysfunction was a multi-billion dollar global market in 2010.  In the United States alone, more than 18 million individuals suffer from ED.  The risk of developing ED increases with age.  The ageing population and other risk factors like physical inactivity, smoking and high cholesterol are expected to lead to an increase in the number of people with this condition over the next few years.

Sildenafil, in the form of a citrate salt, is a selective inhibitor of cyclic guanosine monophosphate (cGMP)-specific phosphodiesterase Type 5 (PDE5).  The PDE5 class of drugs dominates the current global market for ED drugs.  Sildenafil citrate was approved as a new chemical entity in March 1998 as Viagra® (sildenafil citrate) Tablet for the treatment of ED and is owned by Pfizer.

Duromist™

NovaDel Pharma Inc. has developed an oral spray formulation of sildenafil citrate that will be sprayed directly in the mouth over the tongue for the treatment of erectile dysfunction.  The Duromist™ dosage form is a metered spray that is administered orally and offers the potential for increased patient convenience, reduced food effect and lower dose.  Earlier this year, NovaDel met with the FDA at a Pre-IND meeting to discuss its clinical plan for the New Drug Application (NDA).  FDA has accepted the IND application and the required 30 day review period is now complete.

“The filing of the IND represents an important milestone in the overall development plan for Duromist™,” commented Mr. Steven B. Ratoff, Chairman and Chief Executive Officer.  “The opening of the IND will allow us to focus on completing the necessary studies and activities to support the NDA filing and approval.”

About NovaDel Pharma

NovaDel Pharma Inc. is a specialty pharmaceutical company that develops oral spray formulations of marketed pharmaceutical products.  The Company’s patented oral spray drug delivery technology seeks to improve the efficacy, safety, patient compliance, and patient convenience for a broad range of prescription pharmaceuticals.  NovaDel has two marketed products that have been approved by the FDA:  NitroMist® for the treatment of angina, and Zolpimist™ for the treatment of insomnia.  NovaDel’s leading product candidate, Duromist™, is being developed for the treatment of erectile dysfunction.  The Company also has product candidates that target nausea, migraine headache and disorders of the central nervous system.  NovaDel plans to develop these and other products independently and through collaborative arrangements with pharmaceutical and biotechnology companies. To find out more about NovaDel Pharma Inc. (OTC BB: NVDL), visit our website at www.novadel.com.

Forward-looking Statements:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the ability of third parties to commercialize the Company’s products, the successful completion of its clinical trials, including pilot pharmacokinetic feasibility studies, the successful completion of its preclinical studies, the ability to develop products (independently and through collaborative arrangements), the Company’s ability to obtain additional required financing to fund its research programs, the ability to commercialize and obtain FDA and other regulatory approvals for products under development, and the acceptance in the marketplace for oral spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.

In addition, our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any of our products could materially impact the Company's actual results. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report on Form 10-K for the period ended December 31, 2010 filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.  We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Contacts:

Steven B. Ratoff
(908) 203-4640
Chairman and Chief Executive Officer
NovaDel Pharma Inc.
sratoff@novadel.com